Exhibit 99.1

Excerpts from the Preliminary Prospectus Supplement of

MGM Resorts International, dated October 8, 2020

In these excerpts, except where the context requires or unless otherwise indicated, we collectively refer to MGM Resorts International and our direct and indirect subsidiaries as “MGM Resorts International,” “the Company,” “we,” “our” and “us.” “MGM China” refers to MGM China Holdings Limited, “MGP” refers to MGM Growth Properties LLC, and “Operating Partnership” refers to MGM Growth Properties Operating Partnership LP.

SUMMARY

Recent Developments

Financial Impact of COVID-19

The spread of COVID-19 and developments surrounding the global pandemic have had, and we expect will continue to have, a significant impact on our business, results of operations and financial condition. As of the date hereof, all of our properties around the world have re-opened to the public but are operating without all amenities and subject to certain occupancy limitations. See “Risk Factors—Risks Related to our Business—Although all of our properties have re-opened to the public, they are operating without all amenities and subject to certain occupancy limitations, and we are unable to predict the length of time it will take for the re-opened properties to return to normal operations or if such properties will be required to close again due to the COVID-19 pandemic.”

In addition, we have implemented certain measures to mitigate the spread of COVID-19 at our properties, including limits on the number of gaming tables allowed to operate and on the number of seats at each table game, as well as slot machine spacing, temperature checks, mask protection, limitations on restaurant capacity, entertainment events and conventions as well as other measures to enforce social distancing.

During this time, we have remained committed to managing our expenses to maintain our robust liquidity position. As of August 31, 2020, we had cash and cash equivalents of $3.6 billion, excluding cash and cash equivalents at the Operating Partnership and at MGM China. In addition, at October 1, 2020, approximately $922 million was available under our $1.5 billion revolving facility. In addition, we have significant valuable real estate and other holdings: we own MGM Springfield, a 50% interest in CityCenter in Las Vegas, an approximate 56% interest in MGM China, and a 56.7% economic interest in the Operating Partnership. We have also entered into an agreement with the Operating Partnership to receive cash for up to $1.4 billion of our existing Operating Partnership units, under which we currently have the option to receive cash for up to an additional $700 million remaining of our Operating Partnership units. We have no debt maturing prior to 2022. While our domestic properties were closed to the public during the second quarter of 2020, we had estimated that our monthly cash outflows, inclusive of net rent, interest, corporate and operating expenses and expected capital expenditures, would be approximately $270 million per month. Actual cash outflows during this period ended up slightly lower than expected during the months of April and May, with a significant reduction in the following months as all of our properties were reopened to the public.

The COVID-19 pandemic has caused, and is continuing to cause, significant disruption in the financial markets both globally and in the United States, and will continue to impact, possibly materially, our business, financial condition and results of operations. We cannot predict the degree, or duration, to which our operations will be affected by the COVID-19 outbreak, and the effects could be material. While we believe our strong liquidity position, valuable real estate assets and aggressive cost reduction initiatives will enable us to fund our current obligations for the foreseeable future, COVID-19 has resulted in significant disruption of global financial markets, which could have a negative impact on our ability to access capital in the future.

We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities and may take additional actions based on their recommendations. In these circumstances, there may be developments outside our control requiring us to further adjust our operating plan, including the implementation or extension of new or existing restrictions, which may include the reinstatement of stay-at-home orders in the jurisdictions in which we operate or additional restrictions on travel and/or our business operations. Because the situation is ongoing, and because the duration and severity remain unclear, it is difficult to forecast any impacts on our future results.

October 1 Litigation Update

On September 30, 2020, a Clark County District Court judge determined that a mediated settlement agreement (the “Settlement Agreement”) between the Company and law firms representing plaintiffs in the majority of pending matters, and purporting to represent substantially all claimants known to the Company in lawsuits related to the October 1, 2017 shooting in Las Vegas, was a good faith settlement.

If no appeal is filed with respect to the court order on or before October 30, 2020, the Company and its insurance carriers will be obligated to deposit funds on or prior to November 13, 2020 into a settlement fund covering the plaintiffs and certain other cases that emerged or were filed prior to October 1, 2019. Pursuant to the terms of the Settlement Agreement, the total amount to be placed in the fund is expected to be $800 million, of which $751 million will be funded by the Company’s insurers and $49 million will be funded by the Company.

Although the Company continues to believe it is not legally responsible for the perpetrator’s criminal acts, in the interest of avoiding protracted litigation and the related impact on the community, the Company believed it was in the best interests of all parties involved to negotiate and enter into the Settlement Agreement. While the Company intends for substantially all claimants to be covered by the Settlement Agreement, it remains possible that certain lawsuits may not be resolved by the settlement. In addition, although the Company does not anticipate any appeals of the court order approving the Settlement Agreement, there can be no assurances that such appeals will not be filed.

Enterprise Resource Planning System Implementation

We substantially completed the implementation of our new Enterprise Resource Planning system during the three months ended September 30, 2020. In connection with this implementation, we have updated certain control processes that were impacted. As additional transformation activities occur, we will continue to monitor and evaluate our internal control over financial reporting. There have not been any other changes in our internal control over financial reporting during the three months ended September 30, 2020, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

RISK FACTORS

Risks Related to our Business

Although all of our properties have re-opened to the public, they are operating without all amenities and subject to certain occupancy limitations, and we are unable to predict the length of time it will take for the re-opened properties to return to normal operations or if such properties will be required to close again due to the COVID-19 pandemic.

As of the date hereof, all of our properties have re-opened to the public, but are operating without all amenities and subject to certain occupancy limitations. Accordingly, although our properties have re-opened, they are generating revenues that are significantly lower than historical results. In addition, our properties may be subject to temporary, complete or partial shutdowns in the future due to COVID-19 related concerns. We have also implemented certain measures to mitigate the spread of COVID-19, including limits on the number of gaming tables allowed to operate and on the number of seats at each table game, as well as slot machine spacing, temperature checks, mask protection, limitations on restaurant capacity, entertainment events and conventions and other measures to enforce social distancing. While we engaged in aggressive cost reduction efforts to minimize cash outflows while our properties were closed, and have continued to engage in such efforts as our properties have re-opened, we still have significant fixed and variable expenses, which will adversely affect our profitability. In addition, we have seen, and continue to expect to see, weakened demand at our properties as a result of continued domestic and international travel restrictions or warnings, restrictions on amenity use, such as gaming, restaurant and pool capacity limitations, consumer fears and reduced consumer discretionary spending, general economic uncertainty and increased rates of unemployment. In light of the foregoing, we are unable to determine when our properties will return to pre-pandemic demand or pricing, but we expect that the impact will have a material impact on our consolidated results of operations during 2020 and potentially thereafter.

Furthermore, these excerpts from the prospectus supplement include an estimate of our level of cash outflows while our domestic properties were closed earlier this year as a result of the COVID-19 pandemic. If all or a portion of our domestic properties closed again due to the COVID-19 pandemic, our actual level of cash outflows at such time could be impacted by new or unanticipated developments or by events beyond our control, and accordingly, there can be no assurances that our actual cash outflows under such circumstances would not differ from our prior levels of cash outflows, and such differences could be material.